Exhibit 3.2
LIMITED PARTNERSHIP AGREEMENT
OF
MEMORIAL PRODUCTION PARTNERS LP
     THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of April 27, 2011 (this “Agreement”), is made, executed and agreed to by Memorial Production Partners GP LLC, a Delaware limited liability company, as general partner, and Memorial Resource Development LLC, a Delaware limited liability company, as Organizational Limited Partner.
ARTICLE I DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended, supplemented or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended, supplemented or restated from time to time, and any successor to such act.
     “General Partner” means Memorial Production Partners GP LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
     “Limited Partner” means the Organizational Limited Partner, in its capacity as a limited partner pursuant to this Agreement, and any other limited partner admitted to the Partnership from time to time.
     “Organizational Limited Partner” means Memorial Resource Development LLC, a Delaware limited liability company.
     “Partner” means the General Partner or any Limited Partner.
     “Partnership” means Memorial Production Partners LP, a Delaware limited partnership.
     “Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.
ARTICLE II ORGANIZATIONAL MATTERS
     2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Organizational Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. This Agreement shall be deemed to have become effective upon the formation of the Partnership (the “Effective Date”).
     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Memorial Production Partners LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partner of such change in the next regular communication to the Limited Partner.
     2.3 Principal Office; Registered Office; Registered Agent.
     (a) The principal office of the Partnership shall be at 1401 McKinney Street, Suite 1025, Houston, Texas 77010 or such other place as the General Partner may from time to time designate.
     (b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the State of Delaware shall be 615 South DuPont Highway, Dover, Delaware 19901, and the name of the Partnership’s registered agent for service of process at such address shall be National Corporate Research, Ltd.
     2.4 Term. The Partnership shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article VII.
     2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.
     2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.1% general partner Percentage Interest and the Organizational Limited Partner shall have a 99.9% limited partner Percentage Interest.
     2.7 Capital Contributions. As of the Effective Date, and as consideration for the issuance of partnership interests described in Section 2.6, the Organizational Limited Partner contributed to the Partnership $999 in cash and the General Partner contributed to the Partnership $1 in cash.

ARTICLE III PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.
ARTICLE IV CAPITAL ACCOUNT ALLOCATIONS
     4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.
     4.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.
     4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE V MANAGEMENT AND OPERATIONS OF BUSINESS
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.
ARTICLE VI RIGHTS AND OBLIGATIONS OF LIMITED PARTNER
     The Limited Partner shall have no liability under this Agreement except as provided in Article IV.
ARTICLE VII DISSOLUTION AND LIQUIDATION
     The Partnership shall be dissolved, and its affairs shall be wound up, upon (1) the election of the General Partner to do so; (2) the sale, exchange, or other disposition of all or substantially all of the Partnership assets and properties and Partnership subsidiaries; (3) the entry of a decree of judicial dissolution of the Partnership; or (4) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner.

ARTICLE VIII AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE IX GENERAL PROVISIONS
     9.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     9.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     9.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     9.4 Severability. If any provision of this Agreement is or becomes for any reason invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision had never been contained herein, and such provision reformed so that it would be valid, legal and enforceable to the maximum extent possible.
     9.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     9.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of the date first set forth above.

GENERAL PARTNER: Memorial Production Partners GP LLC
By:	/s/ John A. Weinzierl
	Name:	John A. Weinzierl
	Title:	President and Chief Executive Officer

ORGANIZATIONAL LIMITED PARTNER: Memorial Resource Development LLC
By:	/s/ John A. Weinzierl
	Name:	John A. Weinzierl
	Title:	President and Chief Executive Officer

[Signature Page to Limited Partnership Agreement of Memorial Production Partners LP]